Exhibit 10.12

SEPARATION AND CONSULTING AGREEMENTS

     These SEPARATION AND CONSULTING AGREEMENTS (the "Agreements") are made and entered into April 30, 2004, by and between U.S. AIRWAYS GROUP, INC., U.S. AIRWAYS, INC., both of which are Delaware corporations (individually and collectively referred to as "Airways") and NEAL S. COHEN (the "Executive").

WITNESSETH:

     WHEREAS, the Executive has been employed as the Executive Vice President-Finance and Chief Financial Officer of Airways; and

     WHEREAS, the Executive and Airways are parties to that certain Severance Agreement dated April 8, 2002, as amended by letter dated July 25, 2002 (from Jennifer C. McGarey) and by the First Amendment dated March 31, 2003 (the "Severance Agreement"), as assumed by the First Amended Joint Plan of Reorganization of Airways (the "Plan of Reorganization"), and as confirmed by Order of the United States Bankruptcy Court for the Eastern District of Virginia dated March 18, 2003; and

     WHEREAS, on April 30, 2004, Executive properly and timely tendered his notice of termination of employment pursuant to Sections 5(e) and 12(b) of the Severance Agreement for "Good Reason," with his employment to end on April 30, 2004 at 5:00 p.m. Eastern Daylight time;" and

     WHEREAS, Airways accepted such notice of termination of employment pursuant to Section 5(e) of the Severance Agreement for "Good Reason" and has tendered with the delivery of the Agreements by Executive the lump sum payment of compensation equal to $1,523,032.70 (less applicable withholdings and deductions) pursuant to and in accordance with Section 6(d)(1) of the Severance Agreement calculated as follows: (i) Two (2) times the Executive's annual rate of base salary in effect immediately prior to the Termination Date ($950,000); (ii) Two (2) time the Executive's "target" bonus under the Airways Incentive Compensation Plan for 2004 ($570,000); (iii) sixteen hours of accrued but unpaid vacation (the "Severance Agreement Payment"); and

     WHEREAS, Executive acknowledges that Airways has tendered a check in the amount of the Severance Agreement Payment and the Agreements shall have no force and effect until such time that the check has cleared; and if it does not clear, then the Agreements shall be null and void, except that the Severance Agreement and Airways' obligations thereunder shall survive; and

     WHEREAS, Airways and the Executive mutually agree to enter into the Agreements to specify the amount of payments and benefits to which Executive is entitled upon his termination of employment and certain other matters; and

     WHEREAS, Airways and Executive expressly acknowledge that the Agreements are separate and subsequent Agreements to the Severance Agreement; and

     WHEREAS, Airways and Executive expressly acknowledge that all amounts and benefits were duly tendered under the terms of the Severance Agreement;

     NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     TERMINATION OF EMPLOYMENT.

       The Executive and Airways agree and acknowledge that the Executive's employment with Airways ends as of 5:00 p.m. Eastern Daylight time on April 30, 2004 (the "Termination Date").

2.     RESIGNATION FROM POSITIONS.

       As of the Termination Date, the Executive tendered his resignation as Executive Vice President-Finance and Chief Financial Officer of Airways, and as an officer and director of each of Airways' affiliates and subsidiaries. The Executive also resigns, as of the Termination Date, from any and all positions with or related to Airways, its subsidiaries or its employee benefit plans in which the Executive was elected or appointed, including any and all positions in which the Executive was charged with fiduciary responsibility; and Airways acknowledges that it accepted such resignation(s).

3.     STATUS AS AN AGENT.

       The Executive agrees that as of the Termination Date, the Executive relinquishes all power as an agent of Airways and acknowledges that he cannot bind Airways in any agreement, contract or promise and agrees not to represent that he has such powers to third parties without the express written consent of Airways.

4.     SEPARATION PACKAGE.

       The Executive shall receive the following:

A.     CASH COMPENSATION. As set forth above, pursuant to Section 6(d)(1) of the Severance Agreement, Airways has tendered, simultaneously with execution of the Agreements, a lump sum payment equal to $1,523,032.70 (less any applicable withholdings and authorized deductions), which amount represents the total of:

i.     Two (2) times the Executive's annual rate of pre-pay cut base salary (which is $950,000); plus

ii.     Two (2) times the Executive's "target" bonus under the Airways Incentive Compensation Plan for 2004 (which is $570,000); plus

                iii.     Sixteen (16) hours of accrued but unpaid vacation.

B.     EQUITY COMPENSATION. Pursuant to the Executive's July 31, 2003 replacement Restricted Stock Agreement, as of the Termination Date, 376,800 shares of restricted stock of Airways previously granted to and held by the Executive shall immediately become 100% vested and transferable. The Executive holds Warrants for 223,200 shares of Airways Class A Common Stock and 223,200 shares of Airways Class A Preferred Stock pursuant to the July 31, 2003 replacement Warrant Agreement, which Airways acknowledges are already 100% vested and exercisable, and which, unless exercised, shall remain exercisable until April 1, 2010.

C.     EMPLOYEE BENEFITS. All employee benefits provided to the Executive by Airways shall cease on the Termination Date; provided, however, that the Executive shall be eligible for COBRA continuation coverage and any other post-termination benefits (such as conversion rights) available under the applicable terms of the various employee benefit plans of Airways provided that he shall be entitled to the benefit of any claim or amount (including reimbursement of medical expenses) he currently has under any plan of Airways accrued prior to the Termination Date. No contributions or accruals shall be made for the Executive under the Funded Executive Defined Contribution Plan or the Unfunded Executive Defined Contribution Plan for any period following the Termination Date. The Executive shall be eligible for distributions and/or payments under any plans of Airways in which he is a participant pursuant to the applicable terms and conditions of such plans.

5.     CONSULTING SERVICES.

A.     PERFORMANCE OF CONSULTING SERVICES. For a period of three (3) months following the Termination Date (the "Consulting Period"), the Executive shall provide transitional consulting services to Airways at such times and in such capacities as may reasonably be requested by the President and Chief Executive Officer of Airways. The Consulting Period may be extended by mutual agreement in writing of the parties, and, if extended shall be terminable by either party on 30 days notice.

B.     CONSULTANT COMPENSATION. Airways shall pay the Executive a monthly consulting fee of $50,000 in cash or cash equivalent and $20,000 in future first class travel on Airways at a value of (i) $200 per domestic flight roundtrip; (ii) $400 per Caribbean flight round trip and (iii) $600 per European flight roundtrip for each full calendar month of the Consulting Period during which he provides consulting services to Airways under this Agreement, with a prorated daily amount for any partial months. The consulting fee shall be paid to the Executive on a monthly basis in arrears as of the last day of each month following submission of an invoice from the Executive.

C.     CONSULTANT BUSINESS EXPENSES. Airways shall reimburse the Executive for any reasonable business expenses that he incurs while performing consulting services under this Agreement including the preparation of this Agreement up to actual fees of $10,000, subject to his compliance with Airways' policies and procedures regarding documentation for reimbursement of business expenses.

D.     INDEPENDENT CONTRACTOR STATUS DURING CONSULTING PERIOD. Executive shall provide consulting services under this Agreement as an independent contractor to Airways so that, in his capacity as a consultant under this Agreement, the Executive shall not be entitled to participate in any employee benefit plans, coverages, payroll policies (such as vacation, holiday or sick pay) or other programs of Airways during the Consulting Period (provided, however, that the Executive may be eligible for certain continuation coverages as a former employee pursuant to the terms of the applicable plans). In addition, the Executive shall be responsible for reporting all income and compensation provided to him by Airways for consulting services under this Agreement, and the Executive shall be responsible for paying all social security and federal, state and local income taxes, as well as any self-employment taxes, arising therefrom. The Executive shall also be required to provide his own workers' compensation coverage if such coverage is required by applicable law. As an independent contractor for the Consulting Period, the Executive shall have control over the method, manner and means of providing consulting services under this Agreement.

6.     MUTUAL NONDISPARAGEMENT.

       The Executive agrees that he shall not, directly or indirectly, make any untrue statement or criticism, written or oral, which is adverse to the interests of Airways or that would cause Airways, its affiliates, subsidiaries, divisions or its current and former officers, directors, employees, agents, or shareholders embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or Airways' clients, customers, or executives. Airways, including its senior officers and directors, agree that they shall not, directly or indirectly, make any untrue statement or criticism, written or oral, which is adverse to the interests of the Executive or that would cause the Executive embarrassment or humiliation or otherwise cause or contribute to the Executive being held in disrepute by the public or Airways' clients, customers, or executives.

7.     COVENANT NOT TO DISCLOSE PROPRIETARY INFORMATION.

       During the Executive's employment with Airways, he has had access to and become familiar with information that the parties acknowledge to be confidential, valuable or uniquely proprietary information regarding Airways, its products, services, customers and employees. For a period beginning on the Termination Date and ending one (1) year following the Termination Date, the Executive shall neither use nor disclose for any purpose any information relating to the financial condition, prospects, capital stock, the manner of doing business, customer lists, pricing information, inventory or any other property of Airways, its officers, customers, or employees, or any other such confidential, valuable or uniquely proprietary information. Information in the public domain or information that is commonly known by or available to the public through Airways' press releases, public documents, annual reports, SEC filings or other public filings shall not be subject to this Section 7. This provision shall not apply to the use of such information to carry out Executive's Consulting Services, as defined in Section 5, or as required to be disclosed by law.

8.     COVENANT NOT TO SOLICIT.

       Due to the Executive's extensive knowledge of the specifics of Airways' business and its customers and clients, the Executive agrees that during the period beginning on the Termination Date and ending nine (9) months following the Termination Date, he will not, without the prior written consent of Airways, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, or appropriate, or attempt to solicit, or appropriate, to any business that competes with Airways' business any person or entity who transacted business with Airways during the year preceding the Termination Date. This provision shall be specific and shall apply only to any and all persons or entities with whom the Executive has (i) had direct contact, (ii) been a party to finance, marketing or sales strategies with regard to, or (iii) been privy to finance, marketing or sales strategies with regard to such persons or entities.

The Executive agrees that during the period beginning on the Termination Date and ending nine (9) months following the Termination Date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away to any business that competes with Airways' business any person then employed by Airways or its related entities, or any person not then employed by Airways or its related entities but employed by Airways at any time and for any period after the date which is six (6) months prior to the Termination Date.

9.     RETURN OF AIRWAYS DOCUMENTS AND PROPERTY.

       The Executive hereby represents and warrants that, within thirty (30) days following the Termination Date, he shall return to Airways all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning Airways, its customers or employees, and any and all property of Airways which has been in his possession, including but not limited to any computers, computer programs, equipment or limited use software licenses in his possession, provided, however, that Executive shall be permitted to use such documents if necessary to carry out Executive's Consulting Services, as defined in Section 5. The Executive confirms that all confidential information is and shall remain the exclusive property of Airways. All business records, papers and documents kept or made by the Executive relating to the business of Airways shall be and remain the property of Airways. For this purpose, information in the public domain or information that is commonly known by or available to the public through Airways' press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.

10.     GENERAL RELEASE BY THE EXECUTIVE.

        Except as specifically provided in Section 11 hereof (Limitation of Release by the Executive), for and in consideration of the mutual release provided to the Executive by Airways in Section 12 below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive does hereby, for and on behalf of himself and his related entities and persons, fully and finally release, acquit and forever discharge Airways, Airways' related entities and persons, all employee benefit plans of Airways and all employee benefit plans of Airways' related entities, and such plans' related entities and persons (collectively, "Airways Released Parties"), of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which the Executive and/or the Executive's related entities and persons now have, or may have, or may hereafter claim to have had as of the Termination Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Termination Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and Airways and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xi) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiii) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xiv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

11.     LIMITATION OF RELEASE BY THE EXECUTIVE.

        Notwithstanding the provisions of Section 10 hereof, it is understood and agreed that the waiver of benefits and claims contained in Section 10 does not include a waiver or release of: (i) any right or claim that arises after the date of this release; (ii) the right to payment of or provision of coverage under any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan, program, practice or policy of Airways described in Section 4(b)(iv) and (vi) of the Severance Agreement which have accrued as of the Termination Date; (iii) any rights he may have under the Restricted Stock Agreement or the Warrant Agreement; (iv) any rights to indemnification under the articles, by-laws, policies or other agreements with Airways that Executive was entitled to receive prior to the Termination Date, including, without limitation, a right of indemnification and defense of any claim brought against Executive concerning actions taken by him in the course of his duties and responsibilities described in Sections 2 and 5, above; and Airways and US Airways Group, Inc., hereby agree to provide to Executive an indemnification which is substantially similar to the indemnification offered to Seabury Finance Advisors, LLC; (v) rights under any policy of directors and officers liability insurance that covers or has covered Executive; (vi) rights to enforce any release, indemnification or exculpation contained in the Plan of Reorganization; and (vii) any right or claim as a stockholder of Airways. It is further understood and agreed that the waiver of benefits and claims contained in Section 10 shall not include a waiver or release of Airways' agreement to hereby indemnify and hold Executive harmless in the event that Executive is required to disgorge under Sections 544, 547, 548 549 or 550 of the U.S. Bankruptcy Code and/or under state law fraudulent conveyance actions, any portion of the Severance Agreement Payment or any payment under the Agreements; Airways further agrees to guaranty any payments due to Executive under the Agreements.

12.     GENERAL RELEASE BY AIRWAYS.

         Except as specifically provided in Section 13 below, for and in consideration of the mutual release provided to the Airways Released Parties by the Executive in Section 10 above, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Airways does hereby, for and on behalf of itself and each and all of the Airways Released Parties, fully and finally release, acquit and forever discharge Executive, Executive's heirs, executors, administrators and his related entities and persons, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which Airways and/or Airways Released Parties now have, or may have, or may hereafter claim to have had as of the Termination Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Termination Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and Airways and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xi) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiii) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xiv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

13.     LIMITATION OF RELEASE BY AIRWAYS.

        Notwithstanding the provisions of Section 12, it is understood and agreed that the waiver of benefits and claims contained in Section 12 does not include a waiver or release of (i) any right or claim that arises after the date of this release; (ii) any rights arising under the Severance Agreement, the Restricted Stock Agreement, and the Warrant Agreement (to the extent such rights under these agreements have not been addressed by the parties in this Agreement) and this Agreement; or (iii) any claim against the Executive based on intentional misconduct, fraud, misappropriation, or criminal misconduct.

14.     AMENDMENT OF AGREEMENT.

         It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by the Executive and an authorized representative of Airways acting on behalf of Airways.

15.     MISCELLANEOUS.

A.     BINDING AGREEMENT. This Agreement shall be binding upon both the Executive and the Executive's related entities and individuals, and upon Airways and Airways' related entities. The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement.

B.     WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a waiver or relinquishment of such right or power any other time or times.

C.     CHOICE OF LAW. This Agreement is to be construed in accordance with the laws of the State of Delaware without regard to any conflict of law principles of such state.

D.     REMEDIES FOR BREACH OF AGREEMENT. In the event of a breach of Sections 6, 7, and/or 8 of this Agreement or conduct by the Executive threatening to breach Sections 6, 7, or 8 hereof, the parties agree that Airways may seek temporary injunctive relief in a court of competent jurisdiction. In the event of a breach of Section 6 of this Agreement or conduct by Airways threatening to breach Section 6 hereof, the parties agree that the Executive may seek temporary injunctive relief in a court of competent jurisdiction. In no event shall an asserted violation of Sections 6, 7 and/or 8 by the Executive constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

E.     MEDIATION AND ARBITRATION. The parties hereto agree that any dispute or controversy arising out of, relating to or in connection with the Agreements, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation; provided, however, that Airways may first seek temporary injunctive relief pursuant to Section 13(d) hereof if it deems necessary under the circumstances. The mediation shall be conducted within 45 days of either party notifying the other party of a dispute or controversy regarding this Agreement. Airways and the Executive shall each pay half of the costs and expenses of the mediation.

       In the event the dispute cannot be resolved through mediation, the parties hereto agree that any dispute or controversy arising out of, relating to or in connection with this Agreement shall then be settled by arbitration to be held in Arlington, Virginia, in accordance with the Commercial rules of the American Arbitration Association ("AAA") as then in effect.

        Either party may give written notice (by certified mail) to the other party, demanding arbitration and specifying the issue(s) to be decided. The demand must be made within 90 days of the date on which the act or omission giving rise to the demand occurred. The party demanding arbitration shall request a list of not less than nine arbitrators to conduct an arbitration hearing from the AAA. Each party shall have the right to strike a name from the list until only three names are remaining. The remaining named arbitrators shall be selected to conduct the arbitration hearing.

        After the arbitrators are selected, the arbitrators will notify all parties and will also specify a date, between 30 and 90 days from the selection date, for the arbitration hearing. The timetable for the hearing may be postponed only by agreement, or to allow for any court proceeding involving this arbitration to be resolved prior to the arbitration hearing taking place.

        The arbitrators shall apply Delaware law to the merits of any dispute of claim without reference to rules of conflict of law. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration.

        With regard to this section or any litigation regarding this Agreement, all parties agree to jurisdiction and venue being proper before a state or federal court (as appropriate) in Arlington, Virginia and waive all objections each may have to that jurisdiction and venue.

F.     ENTIRE AGREEMENT BETWEEN PARTIES. This Agreement constitutes the entire agreement between the Executive and Airways pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral between the parties, and after the check representing the Cash Compensation has cleared, the Severance Agreement shall be deemed fully satisfied and the parties shall have no rights, obligations or remedies thereunder. This Agreement is intended to fully, completely, and forever resolve all disputes or potential disputes based upon events, omissions or acts occurring on or prior to the Termination Date as well as all other issues or claims in any way arising out of or connected with the prior employment of the Executive with Airways or the termination of that employment.

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SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement on the day and year first above written.

          EXECUTIVE:

          Date:   April 30, 2004

          NEAL S. COHEN

          U.S. AIRWAYS GROUP, INC.

          By:  Elizabeth K. Lanier

          Date:  April 30, 2004

          Title:  Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary

          U.S. AIRWAYS, INC.

          By: Elizabeth K. Lanier

          Date: April 30, 2004

          Title: Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary